SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference as of the 9th day of May, 200[illegible].

AMONG:

ICP SOLAR TECHNOLOGIES INC., a corporation duly formed under the laws of Canada with its principal office at 7075 Place Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2

(hereinafter called the "Vendor")

OF THE FIRST PART

AND:

ICP SOLAR TECHNOLOGIES (UK) LTD. a corporation duly formed under the laws of the United Kingdom with its principal office at Unit 1, Horsefair Road Waterton Industrial Estate, Bridgend Mid Glamorgan, CF31 3YN UK

(hereinafter called "ICP")

OF THE SECOND PART

AND:

ISE SOLAR LLC
And its Parent Company

(hereinafter called "Acquirer)

(Hereinafter called the "Parties")

WHEREAS:

A. This Agreement shall take effect upon signing

B. The Acquirer has offered to purchase 85% of the issued and outstanding shares of ICP ;

C. The Vendor has agreed to sell to Acquirer 85% of the issued and outstanding shares of

ICP held by the Vendor on the terms and conditions set forth herein;

The Boards of Directors of each of the Vendor, the Acquirer and ICP have approved and adopted this Agreement at the time of signature;

1. **INTERPRETATION**

1.1 Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:

(a) "Business" means the business in which ICP is engaged, namely:

(i) the manufacturing and distribution of solar related products and solar cells used in the manufacturing of solar powered products and solar panels; and

(ii) any other enterprise that is directly related to the foregoing.

(b) "Closing Date" means date mutually agreed upon by the parties.

(c) "Shares" means 65% of the total issued and outstanding shares of the capital stock of ICP.

(d) "Trustee" will be appointed by Purchaser and Vendor.

1.2 All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

1.3 The following schedules are attached to and form part of this Agreement:

Schedule	Description
A	Solar Panel Specifications
B	Intellectual Property

2. **PURCHASE OF SHARES and CONDITIONS OF SALE**

2.1 The Vendor hereby covenants and agrees to sell, assign and transfer to Acquirer, and Acquirer covenants and agrees to purchase from the Vendor, the ICP Shares held by the Vendor.

2.2 In consideration for the Vendor entering into this Agreement and completing the sale of the ICP Shares to Acquirer, the terms of the purchase of the Shares shall be as follows:

(a) The purchase price for the ICP Shares shall consist of a total amount of $720,000 (the "Purchase Price") which shall be payable in kind in the form of solar panel plates, unlaminated at a price of $20.50 provided it is not less than cost and subject to direct increases in raw material costs (the "Panel Price") each with specifications as described in Schedule A of this Agreement ("the Solar Panels").

(b) The Acquirer shall be bound to repay the principal amount of the loan owed to the Vendor by ICP for an amount equal to $2,280,000 as per the financial statements of ICP as at January 31, 2007 (the "Loan") of which $500,000 shall be repaid immediately to the Vendor upon the signing of this Agreement, $500,000 shall be repaid on November 29th, 2007 (the "Second Tranche") and the balance shall be repaid in Solar

Panels. The Acquirer shall give to the Vendor a guarantee in form acceptable to Vendor, for an amount equal to the Second Tranche until such time as the Second Tranche is received by the Vendor from the Acquirer.

(c) The Acquirer shall pay to the Vendor no less than 7,000 Solar Panels per month for a value of $143,500.00 (the "Monthly Payment") for a period of 13.94 months commencing on January 1,2008 (the "Monthly Payment Commencement Date"), which shall be used to repay the balance of the Loan and the Purchase Price. The Vendor shall have the option to receive the Monthly Payment in cash by giving the Acquirer a 90 day notice (the "Cash Notice"). The Acquirer shall pay the Monthly Payment in cash to the Vendor on the subsequent months following the Cash Notice. If the purchaser is unable to sell the unwanted plate and make the cash payments the purchaser will not be deemed to be in default.

(d) From the signing of this Share Purchase Agreement until the Monthly Payment Commencement Date, the Vendor shall acquire 7,000 Solar Panels per month from the Acquirer, at a price per Solar Panel commencing at $24.60 and decreasing down to the Panel Price of $20.30 as the total cost per Solar Panel decreases, the sale of the panels shall be on a C.O.D/F.O.B. basis until such time as the Acquirer has secured an accounts receivables line of credit in which case, payment terms shall be net 60. The Vendor shall have the option to acquire up to 7,000 Solar Panels per month from the Vendor at the Panel Price for a 6 month period commencing from the date of the last Monthly Payment.

(e) The Vendor shall give access to the services of Phil Stillman, who shall become a full time consultant to Vendor and end his employment with the factory, for 20 hours a week over a six month period from the signing of this Agreement (the "Stillman Service Period"), to the acquirer.. All intellectual property arising from said services performed by Phil Stillman or any other third party as described in this paragraph (d) of section 2.2 shall be the property of the Vendor in its entirety if the work was performed for the vendor.

(f) The Vendor shall retain ownership of all intellectual property, including module or cell designs not related to the manufacturing process a list of which is included in schedule B of this Agreement.

(g) The Acquirer agrees to place the Shares in trust with the Trustee and to be bound by the Default section in the Agreement described below.

(h) The Acquirer agrees to put into place a Senior Plant Manager as of August 1st, 2007.

(i) The Acquirer undertakes to remove all financial guarantees by Vendor to suppliers, governments, landlords, financial institutions or employees or other third-parties prior to closing of sale, said guarantees shall be placed on Vendor or other third party selected by Vendor.

(j) The Vendor shall register a hypothec on all of the assets of ICP and shall be ranked second behind any financial institution or third party lender who shall be allowed to take a first ranking hypothec directly in front of the Vendor as part of a lease or loan agreement involving a cash loan.

(k) The Acquirer agrees to maintain proper and adequate commercial insurance coverage on ICP for the next 20 months after signing of this Agreement for a total amount equal to the Second Tranche plus the aggregate of the total remaining Monthly Payments owed (the "ICP Coverage Amount") plus the total amount of money owed to third parties by ICP but not including the debt amount owed to the Vendor by ICP (the Insurance Coverage"). The Vendor shall be named as one of the beneficiaries of the Insurance Coverage for an amount equal to the ICP Coverage Amount.

(l) The Acquirer agrees to remain current on all payments owed to financial institutions, insurance companies, regulatory bodies, the government and other third parties and to pay all suppliers according to their terms..

(m) The Acquirer agrees to maintain Mr. Sass Peress as board member of the ICP with veto rights which will not be unreasonably withheld. this Veto right is with respect to movement of equipment out of the facility in UK. .

(n) The Acquirer agrees to maintain current rates of approximately 17W plate average per month and to provide production reports monthly to Vendor, 15 days following the end of the previous month.

(o) The Acquirer agrees to submit for change company name, domain and email addresses of all employees within 7 days of closing.

(p) The Vendor shall receive all documents, prototypes, samples or project materials, which are not related to the general day to day operation of ICP.

(q) The Vendor may remove all consumer good inventories from ICP prior to closing.

(r) The Acquirer agrees not to engage in any business activities related to the off grid solar market both directly and indirectly that are in competition with the Vendor for a period of time equal to 5 years from the signing of this Agreement.

(s) The Parties agree not to disclose any of the contents of this agreement to any third party without the express prior written authorization of the Parties except where it is required by law.

3. **DEFAULT**

In this Agreement, Default shall be defined as the breach of any obligation on the part of the Acquirer which, upon written notice given by the Vendor to the Acquirer ("Default Notice"), is not fully rectified as per the terms of this Agreement within 30 calendar days of the Default Notice.

3.1 In the event of Default, the Trustee shall direct the voting of the Shares in favour of the Vendor on any and all matters. The Acquirer shall have 60 calendar days after Default to resolve the event of Default after which, if the Acquirer is unsuccessful, full ownership of the Shares shall revert back to the Vendor and the Acquirer shall have no further rights to the Shares

3.2 In the event of a fire, flood or other disaster covered by the Insurance Coverage, the Acquirer shall disburse the proceeds from the Insurance Coverage to all third party lenders of ICP and to the Vendor before making any further payments to any other parties.

3.3 Not withstanding the above clauses in this section 3, in the event that any of the equipment that is in ICP at the time of signing of this Agreement fails at any point in time, then, in the event that the Acquirer, acting in good faith and in the ordinary coarse of business, is not able to comply with any of the terms of this Agreement as a result of the failure of said equipment (the "Equipment Failure"), Default will not be considered to have occurred and the Vendor shall allot additional time to the Acquirer as needed to remedy the Equipment Failure.

4. **COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND ICP**

The Vendor and ICP jointly and severally covenant with and represent and warrant to Acquirer as follows, and acknowledge that Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by Acquirer of the Shares:

4.1 ICP has been duly incorporated and organized, is a validly existing company with limited liability and is in good standing under UK law; it has the corporate power to own or lease its property and to carry on Business; it is duly qualified as a company to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has all necessary licenses, permits, authorizations and consents to operate its Business.

4.2 The authorized share capital of ICP consists of 100 Common Shares with a par value of $1.00 of which 2 shares are issued and outstanding as fully paid and non-assessable.

4.3 The ICP Shares owned by the Vendor are owned by the Vendor as the beneficial and recorded owner with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

4.4 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendor of any of the Shares held by them.

4.5 No person, firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of ICP or of any securities of ICP.

4.6 ICP will not, without the prior written consent of Acquirer, issue any additional shares from and after the date hereof to the Closing Date or create any options, warrants or rights for any person to subscribe for or acquire any unissued shares in the capital of ICP.

4.7 The books and records presented as of December 31, 2006 of ICP and its Subsidiaries to the best of the Vendor's knowledge, present fairly and correctly in all material respects, in accordance with UK accepted accounting principles, the financial position of ICP as at the date hereof, and all material financial transactions of ICP relating to the Business have been accurately recorded in such books and records.

4.8 ICP Financial Statements presented as of December 31, 2006 to the best of the Vendor's knowledge, present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of ICP and its Subsidiaries as at the date thereof and there will not be, prior to the Closing Date, any material increase in such liabilities, and if they are higher the Acquirer has the write to offset against any debt owing to the Vendor. The Vendor and the Acquirer have attached the agreed and signed off financial statements as Appendix C of this agreement.

4.9 To the best of ICP's knowledge, the entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of ICP and its Subsidiaries or of any indenture, instrument or agreement, written or oral, to which ICP and its Subsidiaries or the Vendor may be a party.

4.10 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of ICP and its Subsidiaries and the Vendor, result in the violation of any law or regulation of the Province of Quebec or of any states or Provinces in which they are resident or in which the Business is or at the Closing Date will be carried on or of any municipal bylaw or ordinance to which ICP, its Subsidiaries or the Business may be subject.

4.11 This Agreement has been duly authorized, validly executed and delivered by ICP and the Vendor.

4.12 The Business has been carried on in the ordinary and normal course by ICP and its Subsidiaries since the date of ICP Financial Statements and will be carried on by ICP and its Subsidiaries in substantially the same manner after the date hereof and up to the Closing Date.

4.13 The directors and officers of ICP are as follows:

Name	Position
Sass Peress	President, Chief Executive Officer and sole director

6

5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer covenants with and represents and warrants to the Vendor and ICP as follows and acknowledges that the Vendor is relying upon such covenants, representations and warranties in entering into this Agreement:

5.1 Acquirer has the necessary capital resources available to deliver the cash payment to the Vendor, in a timely manner as specified in section 2 of this Agreement.

5.2 Acquirer has the necessary expertise and resources available to properly operate the business of ICP and make timely deliveries to the Vendor of the Inventory Payment, as specified in section 2 of this Agreement.

5.3 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of Acquirer or of any indenture, instrument or agreement, written or oral, to which Acquirer may be a party.

5.4 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of Acquirer, result in the violation of any law or regulation of Canada or British Columbia or of any local government bylaw or ordinance to which Acquirer 's business may be subject.

5.5 This Agreement has been duly authorized, validly executed and delivered by each of Vendor and Acquirer.

5.6 The Acquirer agrees not to engage in any business activities related to the off grid solar market both directly and indirectly that are in competition with the Vendor for a period of time equal to 5 years from the signing of this Agreement.

5.7 The Acquirer agrees to maintain the ISO 9001-2000 certification and to continue the TS16949 certification process. The Acquirer also agrees to continue the IEC certification for the ATF1200 panel for offgrid markets.

5.8 The Acquirer agrees to install a 4MW sputtering system within approximately n 3 months of closing.

6. CLOSING ARRANGEMENTS

The closing shall take place on the Closing Date at the offices of the Vendor, or at such other time and place as the parties may mutually agree.

6.1 The Acquirer shall have a certified check in the amount of US$500,000 payable to the Vendor.

6.2 The Vendor shall sign over the Shares to the Trustee.
6.3 The Vendor shall appoint officers and directors to the board as selected by the Acquirer.

7. **GENERAL PROVISIONS**

7.1 Time shall be of the essence of this Agreement.

7.2 This Agreement contains the whole agreement between the parties hereto in respect of the purchase and sale of ICP Shares and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

7.3 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither Acquirer nor Vendor may assign this Agreement without prior written consent, which consent may not be withheld for any reason whatsoever.

7.4 Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered or telecopied to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by providing notice of such change to the other parties hereto in accordance with the foregoing.

7.5 This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

7.6 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Quebec and British Columbia

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ISE SOLAR LLC
By Its Authorized Signatory:

Signature of Authorized Signatory

Michael Mattviezhov

ICP SOLAR TECHNOLOGIES INC.
By Its Authorized Signatory:

[signature]
Signature of Authorized Signatory

SASS PERESS
Name of Authorized Signatory

CEO/CHAIRMAN
Title of Authorized Signatory

in the presence of:

[signature]
Signature of Witness

A. ENGELHARDT
Name

7075 Place Robert Joncas #131
Address
Montreal, QC
H4M 2Z2

MM AT [initials]

(9)

SCHEDULE "A"

SOLAR PANEL SPECIFICATION

1. ALL CURRENT PLATES MADE BY ICP FOR THE CURRENT VENDORS SPECIFICATIONS OR THIRD PARTY REQUIREMENTS.

2. A SPECIFICATION SHEET OF ALL SPECIALTY CELLS NOW MADE BY ICP WILL BE SUBMITTED AND ACCEPTED AS RESPONSIBILITY OF THE ACQUIRER AND PART OF THE 7000 PLATES PER MONTH DELIVERIES.

SCHEDULE "B"

INTELLECTUAL PROPERTY

1. Any knowledge with regards to the solar slate, as long as it is not used for regular panel manufacturing.

2. Any prototypes or samples of products created for the ICP protected markets, as long as it is not used for regular panel manufacturing.

3. Any designs of plates, cells or products which reside in the UK computers or were designed for ICP UK, as long as it is not used for regular panel manufacturing.

4. Any plate surface treatment process which was designed for the solar slate, as long as it is not used for regular panel manufacturing.

5. Any pictures, logos or other trademark property, as long as it is not used for regular panel manufacturing.

6. Any laser isolation designs for cut cells, as long as it is not used for regular panel manufacturing.

7. Any process or design specifically used for the automotive OEM products as long as it is not used for regular panel manufacturing.

(11)

SCHEDULE "C"

ICP FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006